March 9, 2006

Via Facsimile

Mr. Thomas O. Staggs
Senior Executive Vice President and Chief Financial Officer
The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521

	RE: 	The Walt Disney Company
		Form 10-K: For the Year Ended October 1, 2005
		File Number: 001-11605

Dear Mr. Staggs:

	We have completed our review of your Form 10-K and related filings, and at this time do not have further comments.

							Sincerely,



							Michael Fay
							Accounting Branch Chief


cc: Mr. Robert A. Iger, President and Chief Executive Officer
    Mr. Brent A. Woodford, Senior Vice President, Planning & Control